Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-81067) and Form S-8 (No. 2-78324, No. 33-69224, No. 33-83400, No. 333-09271, No. 333-64043, No. 333-84237, No. 333-47794, No. 333-66138, No. 333-108842, No. 333-126702, No. 333-137896, No. 333-152248, No. 333-157947, No. 333-162449, No. 333-166382 and No. 333-169247) of Standard Microsystems Corporation of our report dated April 7, 2011 (except for Note 14 and Note 8 which are dated July 29, 2011), relating to the consolidated financial statements of BridgeCo, Inc., which appears in this Form 8-K/A.

Zurich, Switzerland July 29, 2011

BDO Ltd

/s/ Andreas Wyss	/s/ Christoph Tschumi

Swiss Certified Accountant	Swiss Certified Accountan